UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2007 (February 15, 2007)
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers
     (b) John P. Laborde, Chairman of the Board of Stewart Enterprises, Inc. (the “Company”), will retire as a director at the Company’s annual meeting of shareholders on April 5, 2007, as he is not eligible to continue to serve under the age limit for directors in the Company’s bylaws. The board has appointed Frank B. Stewart, Jr. to serve as Chairman of the Board upon Mr. Laborde’s retirement. Mr. Stewart is currently Chairman Emeritus, having served as Chairman from 1984 to 2003. Also, on February 15, 2007, John C. McNamara informed the Company that he will not stand for re-election as a director, but will continue to serve for the remainder of his current term which expires April 5, 2007, the date of the Company’s annual meeting.
     (c) (d) On February 20, 2007, the Company’s Board of Directors appointed Thomas J. Crawford as President and Chief Executive Officer and as a director of the Company, effective on his start date, which will be no later than March 31, 2007. Thomas M. Kitchen, who has served as acting Chief Executive Officer since June 2006, has been promoted to Senior Executive Vice President and will continue to serve as Chief Financial Officer and a director of the Company.
     Mr. Crawford, age 53, currently serves on behalf of Sorenson Capital Partners, a private equity group, as Chief Executive Officer of Erickson Companies, a regional residential framing company with manufacturing operations in Arizona, California and Nevada. From 2003 to 2004, he was a Senior Consultant to Carew, International, a sales process consulting and training company. He was Chairman, Chief Executive Officer and President of publicly-traded The York Group, Inc., one of the largest casket manufacturers in the U.S., from 2000 until its merger with Matthews International Corporation in 2002. From 1997 to 1999, he was Executive Vice President of Sales and Marketing of Lozier Corporation, a manufacturer of retail display fixtures and systems. From 1979 to 1997, he served in various positions with the Batesville Casket Company, a leading manufacturer and supplier of caskets, including Vice President and General Manager — Hardwood Products Group, Vice President of New Business Development, Vice President of Marketing and Vice President of Logistics. Additionally, he held the positions of Director of Corporate Development for both the Batesville Casket Company and its parent company, Hillenbrand Industries. Mr. Crawford received his Bachelor of Science in Finance from the University of Utah and his MBA from Brigham Young University.
     The Company has entered into a three-year employment agreement with Mr. Crawford pursuant to which he will receive an annual salary of $600,000 and participate in the Company’s annual incentive plan. For fiscal 2007, his maximum annual incentive award is 160% of his base salary, prorated for the number of days he is employed during the fiscal year, based 50 percent on earnings per share targets, 35 percent on free cash flow targets and 15 percent on qualitative factors, payable 50% in stock and 50% in cash. Mr. Crawford will be entitled to one year’s base salary if his employment is terminated without cause and two year’s base salary if his employment is terminated without cause within two years after a change of control. All of his options and restricted stock vest upon a change of control. The agreement prohibits Mr. Crawford from competing with the Company for two years after termination of employment. Mr. Crawford and the Company have also entered into a supplemental executive retirement agreement pursuant to which he will be entitled upon his retirement to receive annually a percentage of his final average pay of 10 percent after three years of service increasing to a maximum of 40 percent after 10 years of service.
     In addition, Mr. Crawford will receive on his start date 100,000 shares of restricted stock vesting over three years, 120,000 shares of restricted stock vesting over a three-year period based upon the achievement of specified return on equity criteria and 120,000 shares of restricted stock vesting over a three-year period based upon the achievement of specified trading prices of the Company’s Class A common stock. He will also receive options to purchase 360,000 shares of Class A common stock, vesting over a three-year period based upon the achievement of specified trading prices of the Company’s Class A common stock.
     The foregoing summary of Mr. Crawford’s employment agreement is qualified by reference to his employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement dated February 20, 2007 between the Company and Thomas J. Crawford
99.1	Press Release dated February 21, 2007 announcing Thomas J. Crawford’s appointment as President and Chief Executive Officer

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
February 21, 2007	By:	/s/ Angela M. Lacour
Angela M. Lacour
Vice President Corporate Controller Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated February 20, 2007 between the Company and Thomas J. Crawford

99.1	Press Release dated February 21, 2007 announcing Thomas J. Crawford’s appointment as President and Chief Executive Officer